UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

CSP INC.
(Name of Registrant as Specified in Its Charter)

NORTH & WEBSTER LLC NORTH & WEBSTER VALUE OPPORTUNITIES FUND, LP SAMUEL A. KIDSTON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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North & Webster, LLC intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit authority to withhold votes from counting towards a quorum at the 2013 annual meeting of stockholders of CSP Inc. (the “Company”).

On January 9, 2013, North & Webster, LLC issued the following press release:

North & Webster Urges CSP Inc. Shareholders To Stop, Look And Listen Before Signing Or Returning Any White Proxy Card Distributed By CSP Inc. Management For The 2013 Annual Meeting

Says Shareholders Will Be Receiving North & Webster's Proxy Materials and GOLD Proxy Card

Urges Shareholders to Send Loud and Clear Message to the Board of Directors by WITHHOLDING Their Vote on the GOLD Proxy Card When it Becomes Available

Delivers Open Letter to the Board Expressing Disappointment that Board has Deliberately “Jammed” the 2013 Annual Meeting to Disenfranchise Shareholders and is Misleading Shareholders as to North & Webster's Intentions

BOSTON, Jan. 9, 2013 /PRNewswire/ -- North & Webster, LLC, together with its affiliates (“North & Webster”), issued a statement today to the shareholders of CSP Inc. (Nasdaq: CSPI) (“CSP” or the “Company”) urging them to STOP, LOOK and LISTEN before signing or returning any white proxy card distributed by CSP in connection with the 2013 Annual Meeting. North & Webster also announced that shareholders will soon be receiving its proxy materials and GOLD proxy card. We believe the Company deliberately took action to prevent North & Webster from having sufficient time to present an alternative slate of director candidates at the 2013 Annual Meeting, thereby limiting the availability of choice to all shareholders in the process. We are now seeking shareholder support to prevent a quorum from existing at the 2013 Annual Meeting to demonstrate disapproval of the Board's actions and as a referendum to demonstrate shareholders prefer the Company to immediately commence a sale process designed to maximize shareholder value than the status quo.

North & Webster believes that the CSP Board has manipulated the corporate machinery in an apparent effort to entrench the Board and management by filing its preliminary proxy materials between Christmas and New Year's Day and just 40 days ahead of the February 5, 2013 date set for the 2013 Annual Meeting. The Board has also acknowledged that it had notice of North & Webster's intention to nominate an opposing slate of directors well ahead of setting the 2013 Annual Meeting date.

North & Webster strongly believes that now is the time to maximize value for all shareholders through an open and transparent sale process conducted by a reputable investment bank. As disclosed in further detail in the open letter below to the CSP Board, nearly two months ago, North & Webster made a bona fide offer to acquire all of the shares of common stock of CSP for $5.50 per share in cash which, at the time, represented a 15% premium to the 60-day moving average and was higher than the stock's 3-year high. The Board has repeatedly refused to meet with North & Webster to engage in substantive negotiations regarding its offer. The Board's egregious anti-shareholder behavior has left North & Webster with little choice but to make its offer and interest in a thorough sale process known publicly.

North & Webster's Open Letter to the Board of Directors is available at the SEC's website and can be viewed by clicking the following link: http://tinyurl.com/openlettertoboard

Investor contacts:

North & Webster
Sam Kidston, 617-395-8121

SCB Advising
Steve Balet, 646-290-5243

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

North & Webster, LLC, North & Webster Value Opportunities Fund, LP and Samuel A. Kidston (collectively, the “Participants”) intend to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit authority to withhold votes from counting towards a quorum at the 2013 annual meeting of stockholders of the Company.

THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THESE DOCUMENTS MAY BE OBTAINED FREE OF CHARGE IN PRINTED FORM BY DIRECTING A REQUEST TO SCB ADVISING, INC. 1-877-786-3323 (TOLL-FREE) OR 1-646-290-5243.

The Participants in this proxy solicitation are North & Webster, LLC, North & Webster Value Opportunities Fund, LP, and Samuel A. Kidston.

As of the close of business on January 7, 2013, the Participants owned in the aggregate 133,266 shares of common stock, constituting approximately 3.8% of the shares of common stock outstanding.  62,097 of such shares of common stock are directly owned by North & Webster Value Opportunities Fund, LP and 71,169 of such shares of common stock are held in certain managed accounts.

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